EXHIBIT 3.7

Certificate
of the Incorporation of a Company
No. of Company: 92452
IT IS HEREBY CERTIFIED that
Waltonville Limited
is this day incorporated under the Companies Ordinance and that the company is limited.
Given at Gibraltar, this 6th day of August Two Thousand and Four.
For and on behalf of the
Registrar of Companies